                                                                     Exhibit 4.2

                                 (ISDA(R) LOGO)
                  International Swap Dealers Association, Inc.

                              2002 MASTER AGREEMENT

                         dated as of September 25, 2005

            JPMORGAN CHASE BANK, N.A. and MITEL NETWORKS CORPORATION

have entered and/or anticipate entering into one or more transactions (each a "Transaction") that are or will be governed by this 2002 Master Agreement, which includes the schedule (the "Schedule"), and the documents and other confirming evidence (each a "Confirmation") exchanged between the parties or otherwise effective for the purpose of confirming or evidencing those Transactions. This 2002 Master Agreement and the Schedule are together referred to as this "Master Agreement".

Accordingly, the parties agree as follows:--

1.   INTERPRETATION

(a) DEFINITIONS. The terms defined in Section 14 and elsewhere in this Master Agreement will have the meanings therein specified for the purpose of this Master Agreement.

(b) INCONSISTENCY. In the event of any inconsistency between the provisions of the Schedule and the other provisions of this Master Agreement, the Schedule will prevail. In the event of any inconsistency between the provisions of any Confirmation and this Master Agreement, such Confirmation will prevail for the purpose of the relevant Transaction.

(c) SINGLE AGREEMENT. All Transactions are entered into in reliance on the fact that this Master Agreement and all Confirmations form a single agreement between the parties (collectively referred to as this "Agreement"), and the parties would not otherwise enter into any Transactions.

2.   OBLIGATIONS

(a) GENERAL CONDITIONS.

     (i) Each party will make each payment or delivery specified in each Confirmation to be made by it, subject to the other provisions of this Agreement.

     (ii) Payments under this Agreement will be made on the due date for value on that date in the place of the account specified in the relevant Confirmation or otherwise pursuant to this Agreement, in freely transferable funds and in the manner customary for payments in the required currency. Where settlement is by delivery (that is, other than by payment), such delivery will be made for receipt on the due date in the manner customary for the relevant obligation unless otherwise specified in the relevant Confirmation or elsewhere in this Agreement.

   Copyright (C) 2002 by International Swaps and Derivatives Association, Inc
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compensation in respect of that obligation or deferred obligation, as the case may be, pursuant to Section 9(h)(ii)(1) or (2), as appropriate. The fair market value of any obligation referred to in clause (b) above will be determined as of the originally scheduled date for delivery, in good faith and using commercially reasonable procedures, by the party obliged to make the determination under section 6(e) or, if each party is so obliged, it will be the average of the Termination Currency Equivalents of the fair market values so determined by both parties

"WAITING PERIOD" means:--

(a) in respect of an event or circumstance under Section 5(b)(i), other than in the case of Section 5(b)(i)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting period will apply), a period of three Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance; and

(b) in respect of an event or circumstance under Section 5(b)(ii), other than in the case of Section 5(b)(ii)(2) where the relevant payment, delivery or compliance is actually required on the relevant day (in which case no Waiting Period will apply), a period of three Local Business Days (or days that would have been Local Business Days but for the occurrence of that event or circumstance) following the occurrence of that event or circumstance.

IN WITNESS WHEREOF the parties have executed this document on the respective dates specified below with effect from the date specified on the first page of this document.

JPMORGAN CHASE BANK, N.A.               MITEL NETWORKS CORPORATION


By: /s/ MELISSA A. MCMAHON              By: /s/ D. McCarthy
    ---------------------------------       ------------------------------------
Name: MELISSA A. MCMAHON                Name: D. McCarthy
Title: VICE PRESIDENT &                 Title: Treasurer
       ASSISTANT GENERAL COUNSEL        Date: OCT 13, 2005
Date: 10/14/05


                                       28                           ISDA(R) 2002

                                    SCHEDULE
                                     TO THE
                              2002 MASTER AGREEMENT

                         DATED AS OF SEPTEMBER 25, 2005

                                     BETWEEN

JPMORGAN CHASE BANK, N.A.              AND            MITEL NETWORKS CORPORATION
       ("PARTY A")                                            ("PARTY B")

                                     PART 1
                             TERMINATION PROVISIONS

(1)  "SPECIFIED ENTITY" means, in relation to Party A, for the purpose of:

     SECTION 5(A)(V), any Affiliate of Party A;

     SECTION 5(A)(VI), none;

     SECTION 5(A)(VII), none; and

     SECTION 5(B)(V), none;

          and, in relation to Party B, for the purpose of:

     SECTION 5(A)(V), any Guarantor (as defined in the Securities Purchase Agreement, dated as of April 27, 2005, among Party B and the Buyers listed therein) of Party B;

     SECTION 5(A)(VI), any Guarantor (as defined in the Securities Purchase Agreement, dated as of April 27, 2005, among Party B and the Buyers listed therein) of Party B;

     SECTION 5(A)(VII), any Guarantor (as defined in the Securities Purchase Agreement, dated as of April 27, 2005, among Party B and the Buyers listed therein) of Party B; and

     SECTION 5(B)(V), none.

(2) "SPECIFIED TRANSACTION" will have the meaning specified in Section 14 of this Agreement.
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(3)  SCOPE OF AGREEMENT. Notwithstanding anything contained in this Agreement to the contrary, any transaction (other than a repurchase transaction, reverse repurchase transaction, buy/sell-back transaction or securities lending transaction) which may otherwise constitute a "Specified Transaction" (without regard to the phrase "which is not a Transaction under this Agreement but" in the definition of "Specified Transaction") for purposes of this Agreement which has been or will be entered into between the parties shall constitute a "Transaction" which is subject to, governed by, and construed in accordance with the terms of this Agreement, unless any Confirmation with respect to a Transaction entered into after the execution of this Agreement expressly provides otherwise.

(4) INCONSISTENCY. In the event of any inconsistency between any of the following documents, the relevant document first listed below shall govern:
     (i) a Confirmation; (ii) the Schedule; (iii) the ISDA Definitions; and (iv) the printed form of ISDA Master Agreement. In the event of any inconsistency between provisions contained in the 2000 Definitions and the FX Definitions, the FX Definitions shall prevail.

Please confirm your agreement to the terms of the foregoing Schedule by signing below.

JPMORGAN CHASE BANK, N.A.               MITEL NETWORKS CORPORATION


By: /s/ MELISSA A. MCMAHON              By: /s/ D. McCarthy
    ---------------------------------       ------------------------------------
Name: MELISSA A. MCMAHON                Name: D. McCarthy
Title: VICE PRESIDENT & ASSISTANT       Title: Treasurer
       GENERAL COUNSEL